 Exhibit 10.3

April 7, 2010

Jeffrey J. Carfora
Peapack-Gladstone Financial Corporation
158 Route 206 North
P.O. Box 178
Gladstone, NJ    07934

Dear Jeffrey,

As you know, Peapack-Gladstone Financial Corporation (the “Company,” as further defined below) has entered into a Securities Purchase Agreement, dated January 9, 2009 (the “Participation Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (“CPP”).

As a participant in the CPP, the Company is required to comply with certain compensation limitations and restrictions with respect to its senior executive officers compensation agreements and arrangements.  To comply with these requirements, and in consideration of the agreements and benefits provided to you as a senior executive officer of the Company, including your Employment Agreement and Change in Control Agreement with the Company dated the date hereof, you agree as follows:

(1)                          No Golden Parachute Payments.  You agree that notwithstanding any provisions in any agreement between you and the Company or its subsidiaries, the Company will not, and will not be obligated to, make any golden parachute payments to you during any “TARP period” to the extent the Company is prohibited from making such payments to you under Section 111 of EESA and the CPP Compensation Regulations issued thereunder. Without limiting or enlarging the foregoing but intending to explain to you this limitation, “TARP period” is any period during which (A) you are a senior executive officer of the Company, and (B) the United States Treasury holds an equity or debt instrument acquired from the Company in the CPP, other than any warrants to purchase common stock of the Company.  Without limiting or enlarging the foregoing the foregoing but intending to explain to you the limitation, golden parachute payments generally are any payments due you on your ceasing to be employed by the Company for any reason including any Company contract or benefit plan, except for payments for services performed or benefits accrued.

(2)                          Recovery of Bonus and Incentive Compensation.  Any bonus and/or incentive compensation paid to you during a TARP period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)                          Compensation Program Amendments.  Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including, but not limited to, golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended (notwithstanding any contrary language within such Benefit Plans) to the extent necessary to give effect to provisions (1) and (2) above.

In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.  To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company hereby agree to execute such additional documents as the Company deems necessary to effect such revisions.

(4)                Definitions and Interpretation. This letter shall be interpreted as follows:
“Senior executive officer” means the Company’s “senior executive officers” as defined in the CPP Compensation Regulations.

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“Golden parachute payment” has the meaning in the CPP Compensation Regulations.

“EESA” means the Emergency Economic Stabilization Act of 2008 as amended by the American Recovery and Reinvestment Act of 2009.

CPP Compensation Regulations means the TARP Standards for Compensation and Corporate Governance published by the Department of the Treasury on June 15, 2009 and existing on the date hereof as 31 CFR part 30 and includes any interpretations thereunder issued pursuant to the authority of the Department of the Treasury under EESA. .

The term “Company” includes any entities included in the definition of the Company as a TARP Recipient under the CPP Compensation Regulations.

Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to comply with Section 111 of EESA and the CCP Compensation Regulations as such exist on the date hereof to the maximum extent consistent with the preceding, to permit operation of any Benefit Plans in accordance with their terms before giving effect to this letter.

This agreement will be governed by the laws of the State of New Jersey, except to the extent that federal law controls.

The Company’s Board of Directors appreciates the concessions you are making and looks forward to your continued leadership.

Very truly yours,
Peapack-Gladstone Financial Corporation
By:	/s/ Frank A. Kissel
Name: Frank A. Kissel
Title: Chairman/CEO
Intending to be legally bound, I hereby
agree with, acknowledge the sufficiency
of consideration for, and accept the foregoing terms.

  /s/ Jeffrey J. Carfora
Jeffrey J. Carfora
Dated: April 7, 2010

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